Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

REGENCY AFFILIATES, INC.

 REGENCY AFFILIATES, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

 FIRST:  This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

 SECOND:  The terms and provisions of this Certificate of Amendment have been duly adopted by written consent given in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware and shall become effective at 4:59 p.m., New York City time, on September 21, 2010.

 THIRD:  Article “FOURTH” of the Corporation’s Certificate of Incorporation shall be and is hereby amended by adding the following to the end thereof:

Without regard to any other provision of this Certificate of Incorporation (but after giving effect to the Reverse Stock Split pursuant to the immediately preceding paragraph), each one (1) share of common stock issued and outstanding immediately prior to 4:59 p.m., New York City time, on September 21, 2010 (the “Forward Split Effective Time”), and each fractional share held of record by any holder of one or more whole shares of common stock immediately prior to the Forward Split Effective Time, shall be and is hereby automatically reclassified and changed (without any further act), without increasing or decreasing the amount of stated capital or paid-in-surplus of the Corporation, into the number of fully-paid and nonassessable shares determined by multiplying each such share, and fractional share, by one hundred (100).

 IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 20th day of September, 2010.

REGENCY AFFILIATES, INC.

By:	/s/ Laurence S. Levy
Laurence S. Levy President and Chief Executive Officer